4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com	For Release October 22, 2003

Megan Rasmusson, Communications (952) 259-1647 Megan.Rasmusson@AugustTech.com

August Technology Reports Profitability and Record Revenues for Third Quarter 2003

Expanding front-end applications, including the AXi Series, drive record orders and backlog

Minneapolis, October 22, 2003 – August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection solutions for the microelectronic industries, today reported record revenues of $11.7 million during the third quarter ended September 30, 2003, an increase of 51% from the previous quarter and 86% from the third quarter of 2002.  Third quarter results include initial revenues from the new AXi advanced macro inspection systems.  The Company’s net income of $0.02 per share compared favorably with a net loss of $0.10 per share in the second quarter of 2003 and a net loss of $0.19 per share in the third quarter of 2002.

Other recent highlights:

•                  Revenues increased for the fourth consecutive quarter.  The 51% sequential increase was the largest sequential increase in nearly two years.

•                  Third quarter book-to-bill ratio remained above parity for the fifth consecutive quarter.

•                  Order highlights include a repeat order from the Company’s joint development partner for another AXi Series system and an AXi Series order from a new customer.

•                  UMC, one of the world’s largest foundries, has adopted automated inspection for wafer quality control outgoing from the fab with the installation of a high throughput NSX Series system ordered and installed during the third quarter.

•                  Over one million dollars of accretive revenues in the quarter were from sales of the WAV Series of probe mark inspection systems, acquired in April 2003.

•                  Third quarter operating income improved over 100% sequentially.

•                  Cash and marketable securities grew to $55 million due to the successful completion of a follow on stock offering.

“I am pleased with the continued momentum we achieved in our third quarter results. This included record revenues, orders and backlog, along with profitable operating results,” commented Jeff O’Dell, August Technology’s chairman and CEO.  “Our business expansion has been primarily driven by the successful penetration of new front-end applications and growth in wafer level bump inspection.  The acquisition of complementary inspection systems and technology from STI also contributed to the current momentum.”

O’Dell continued, “We have been able to achieve this significant improvement in financial performance while investing in innovative new products and software capabilities which will provide the catalyst for future growth.  This month we started aggressively promoting our all-surface inspection solution which includes front, edge and backside wafer inspection.  We expect to ship a beta edge inspection solution to a customer during the fourth quarter.  Our record backlog supports our expectation for further revenue growth of 5-15% in the fourth quarter, accompanied by continued improvement in profitability.”

August Technology will provide a live conference call with senior management, today at 10:00 a.m. CT to discuss third quarter financial performance.  If you would like to participate, please call 913-981-5542 prior to the 10:00 a.m. start time and use participant code 663528.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through November 5, 2003.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

About the Company: August Technology’s automated inspection and defect analysis solutions provide critical product and process enhancing information, which enable microelectronic device manufacturers to drive down costs and time to market.  Based in Bloomington, Minnesota, August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and an active member of the Die Products Consortium (DPC).  Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

Forward-Looking Statements: This release contains forward-looking statements regarding projected fourth quarter and fiscal year 2003 profitability and revenues for the remainder of 2003, shipment of an edge inspection tool in the fourth quarter, potential customer and market interest in our tools, expectations that our product will drive down customer costs and time to market, and acceptance of our new visual inspection solutions including the AXi Series, EXi Series and recently acquired WAV product line.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no continuing improvement, or a deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders, or customers delaying or canceling orders in backlog; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, EXi Series, 3Di Series, NSX-105, or new

YieldPilot enhancements that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) failure to continue to effectively integrate the recently acquired businesses of STI and CSI and their product lines to enhance our product offering.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the Securities and Exchange Commission.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

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AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Net revenues	$11,685	$6,273	$26,005	$18,763
Cost of revenues	5,100	2,819	11,603	8,148
Gross profit	6,585	3,454	14,402	10,615

Selling, general and administrative expenses	3,808	3,104	9,974	8,762
Research and development expenses	2,595	2,347	7,797	7,211
Restructuring expenses (1)	—	676	254	1,244
Operating income (loss)	182	(2,673)	(3,623)	(6,602)

Interest income	71	124	247	506

Income (loss) before provision for income taxes	253	(2,549)	(3,376)	(6,096)
Provision for income taxes (2)	—	—	—	687
Net income (loss)	$253	$(2,549)	$(3,376)	$(6,783)

Net income (loss) per share:
Basic	$0.02	$(0.19)	$(0.25)	$(0.52)
Diluted	$0.02	$(0.19)	$(0.25)	$(0.52)

Weighted average shares outstanding:
Basic	13,844	13,123	13,451	13,000
Diluted	14,578	13,123	13,451	13,000

(1)          Restructuring expenses include the following items for the periods indicated:

Three months ended September 30, 2002: $459 for the write-off of acquisition costs, $173 of employee severance costs and $44 of distributor termination costs.

Nine months ended September 30, 2003: $254 of employee severance costs.

Nine months ended September 30, 2002: $459 for the write-off of acquisition costs, $427 of distributor termination costs and $358 of employee severance costs.

(2)        Due to the level of historical operating losses, the Company has sufficient deferred tax assets to offset the level of income taxes on the pre-tax income for the third quarter of 2003.  As a result, the Company did not reflect a provision for income taxes during the period.  The Company initially recorded a full valuation allowance against deferred tax assets in the second quarter of 2002, resulting in a provision for income taxes rather than a tax benefit on the pre-tax loss during the period.   The Company has continued to provide the allowance due to uncertainty as to the extent of profitability in future periods.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2003	2002
ASSETS

Current assets:
Cash and cash equivalents	$5,097	$1,895
Short-term marketable securities	48,623	15,438
Accounts receivable, net	5,497	7,054
Inventories	9,006	7,432
Inventories at customers under purchase orders	2,727	1,012
Prepaid expenses and other current assets	1,574	1,091
Total current assets	72,524	33,922

Property and equipment, net	3,522	3,439
Purchased technology, net	1,248	—
Long-term marketable securities	1,585	1,444
Other assets	1,096	705
Total assets	$79,975	$39,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,975	$2,273
Accrued compensation	1,299	554
Accrued liabilities	1,138	451
Customer deposits	3,123	1,268
Total current liabilities	9,535	4,546

Other non-current liabilities	73	97
Total liabilities	9,608	4,643

Shareholders’ equity:
Common stock, no par value	81,046	42,158
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(62)	(105)
Accumulated deficit	(10,605)	(7,229)
Accumulated other comprehensive income	(12)	43
Total shareholders’ equity	70,367	34,867
Total liabilities and shareholders’ equity	$79,975	$39,510

Total cash and marketable securities	$55,305	$18,777